CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated July 27, 2011, accompanying the financial statements of Investment Grade Trust, Series 29 and Insured Income Trust, Series 165 (included in Van Kampen Unit Trusts, Taxable Income Series 130) as of March 31, 2011, and for the period from April 9, 2008 (date of deposit) through March 31, 2009 and for each of the two years in the period ended March 31, 2011 and the financial highlights for the period from April 9, 2008 (date of deposit) through March 31, 2009 and for each of the two years in the period ended March 31, 2011, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-146043) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 27, 2011